NEWS RELEASE For More Information: Frank B. O’Neil, IRC Sr. Vice President, Corporate Communications & Investor Relations 800-282-6242 • 205-877-4461 • foneil@ProAssurance.com

ProAssurance Reports Results for First Quarter 2017
BIRMINGHAM, AL – (PRNewswire) – May 4, 2017 – ProAssurance Corporation (NYSE: PRA) reports the following results for the three months ended March 31, 2017:

Consolidated Income Statement Highlights ($ in thousands, except per share data)
	Three Months Ended March 31
	2017	2016	% Change
Revenues
Gross premiums written*	$231,345	$220,534	4.9%
Net premiums written	$204,227	$195,828	4.3%
Net premiums earned	$182,903	$177,579	3.0%
Net investment income	$23,186	$25,440	(8.9%)
Equity in earnings (loss) of unconsolidated subsidiaries	$1,808	$(3,634)	149.8%
Net realized investment gains (losses)	$13,280	$(8,352)	259.0%
Other income*	$1,821	$2,354	(22.6%)
Total revenues*	$222,998	$193,387	15.3%
Expenses
Net losses and loss adjustment expenses*	$119,151	$110,955	7.4%
Underwriting, policy acquisition and operating expenses*	$57,108	$56,889	0.4%
Total expenses*	$182,767	$172,706	5.8%
Income tax expense (benefit)	$(1,224)	$1,364	(189.7%)
Net income	$41,455	$19,317	114.6%
Operating income	$33,401	$24,942	33.9%
Weighted average number of common shares outstanding
Diluted	53,535	53,346	0.4%
Earnings per share
Net income per diluted share	$0.77	$0.36	113.9%
Operating income per diluted share	$0.62	$0.47	31.9%
*Consolidated totals include inter-segment eliminations. The eliminations affect individual line items only and have no effect on net income.
 See Note 12 of the Notes to Condensed Consolidated Financial Statements in the March 31, 2017 Form 10-Q for amounts by line item.

Consolidated Key Ratios
	Three Months Ended March 31
	2017	2016
Current accident year loss ratio	80.9%	78.6%
Effect of prior accident years’ reserve development	(15.8%)	(16.1%)
Net loss ratio	65.1%	62.5%
Expense ratio	31.2%	32.0%
Combined ratio	96.3%	94.5%
Operating ratio	83.6%	80.2%
Return on equity *	9.1%	3.9%
* Annualized

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Management Commentary
“This was another strong quarter with solid premium growth driven by continued success from our strategic initiatives and coordinated marketing programs designed to further meet the needs of the evolving healthcare market. Retention of existing business was also a highlight in the quarter, underscoring our ability to maintain hard-won, well-underwritten business in the face of strong competition,” said W. Stancil Starnes, Chairman and Chief Executive Officer of ProAssurance. Mr. Starnes also highlighted non-operating success in our Corporate Segment, which benefited from changes in the value of certain investments, net realized investment gains and a lower tax rate. Importantly our Return on Equity in the quarter was 9.1% and Book Value per Share grew to $34.19.
First Quarter 2017 Highlights

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The 4.9% quarter-over-quarter increase in gross premiums written was driven primarily by new business written in our Lloyd’s and Workers’ Compensation segments, which were up 84.4% and 7.9%, respectively.

•	Net premiums earned increased 3.0% quarter-over-quarter, with gains in all three operating segments with our Specialty P&C and Lloyd’s segments accounting for the majority of the increase.

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Our coordinated sales and marketing efforts produced $7.7 million of direct premium in the quarter as we continue to demonstrate the value of the additional insurance solutions we can bring to insureds already served by our Specialty P&C or Workers’ Compensation segments.

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Net favorable development was $28.8 million in the quarter, compared to $28.7 million in the year-ago period. This continues to reflect a lower than anticipated claims severity trend for accident years 2009 through 2014. Net favorable development in our Specialty P&C segment was $25.3 million, our Workers’ Compensation segment experienced net favorable development of $2.4 million, and net favorable development in our Lloyd’s segment was $1.1 million.

•	The consolidated current accident year net loss ratio was 2.3 points higher than in the first quarter of 2016, primarily due to a 19.8 point increase in our Lloyd’s segment.

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The decrease in the 2017 consolidated underwriting expense ratio was predominately driven by the effect of a change in the second quarter of 2016 in how the management fee was considered and allocated to losses and loss adjustment expenses, which resulted in a 0.8 point decrease in our consolidated underwriting expense ratio in 2017 when compared to 2016. This decrease was entirely offset by a 0.8 point increase in our consolidated net loss ratio, and therefore had no effect on net income in either period. We believe this change better reflects the involvement of senior management at a corporate level and their oversight of the claims process at the segment level.

•	Net realized investment gains were $13.3 million in the first quarter, compared to net realized investment losses of $8.4 million in the prior-year quarter.

•	The results of our equity investments in unconsolidated subsidiaries were $1.8 million, an increase of
$5.4 million from the first quarter of 2016. However, net investment income declined $2.3 million quarter-over-quarter primarily due to a reduction in earnings from our fixed income portfolio.

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Taxes decreased $2.6 million, quarter-over-quarter, primarily reflecting the excess tax benefit on share-based compensation, resulting from the application of revised accounting guidance which was effective January 1, 2017 and, to a lesser extent, the effect of our investment in various tax credits and tax exempt income.

Non-GAAP Financial Measures
Operating income is a non-GAAP financial measure that is widely used to evaluate performance within the insurance sector. In calculating operating income, we have excluded the after-tax effects of the items listed in the following table that do not reflect normal operating results. We believe operating income presents a useful view of the performance of our insurance operations, but should be considered in conjunction with net income computed in accordance with GAAP. The table on the following page reconciles net income to operating income:

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Reconciliation of Net Income to Operating Income (In thousands, except per share data)
	Three Months Ended March 31
	2017	2016
Net income	$41,455	$19,317
Items excluded in the calculation of operating income:
Net realized investment (gains) losses	(13,280)	8,352
Net realized gains (losses) attributable to SPCs which no profit/loss is retained*	824	275
Guaranty fund assessments (recoupments)	65	27
Pre-tax effect of exclusions	(12,391)	8,654
Tax effect at 35%	4,337	(3,029)
Operating income	$33,401	$24,942
Per diluted common share
Net income	$0.77	$0.36
Effect of exclusions	$(0.15)	$0.11
Operating income per diluted common share	$0.62	$0.47
* Net realized investment gains (losses) on investments related to our SPCs are recognized in the earnings of our Corporate segment and the portion of earnings related to the gain or loss, net of our participation, is distributed back to the cells through our SPC dividend expense (income). To be consistent with our exclusion of Net realized investment gains (losses) recognized in earnings, we are excluding the portion of Net realized investment gains (losses) that is included in SPC dividend expense (income) during all periods presented.

Capital Management
We did not purchase any shares of our common stock during the first quarter of 2017 and no purchases have been made as of April 30, 2017. Approximately $110 million remains available in our Board-authorized stock repurchase program.
Our regular dividend, declared in March 2017 and paid in April 2017, was $16.5 million, which, combined with the $265.7 million of regular and special dividends declared in the fourth quarter of 2016, and paid in January 2017, brings the total capital returned to shareholders by our current management team to $1.7 billion since 2007.

Balance Sheet Highlights (in thousands, except per share data)
	March 31, 2017	December 31, 2016
Total investments	$3,747,620	$3,925,696
Total assets	$4,872,641	$5,065,181
Total liabilities	$3,046,955	$3,266,479
Common shares (par value $0.01)	$628	$627
Retained earnings	$1,848,751	$1,824,088
Treasury shares	$(419,928)	$(419,930)
Shareholders’ equity	$1,825,686	$1,798,702
Book value per share	$34.19	$33.78
Conference Call Information
ProAssurance management will be discussing these results and the Company’s strategic direction during a conference call scheduled for 10:00 a.m. ET on Friday, May 5, 2017. Investors may dial (888) 349-0134 (US), (855) 669-9657 (Canada) (both toll free), or (412) 317-5145. The call also will be webcast at Investor.ProAssurance.com. A replay will be available by telephone through August 5, 2017, at (877) 344-7529 (US), (855)-669-9658 (Canada) (both toll-free), or (412) 317-0088, using access code 10104997. The replay also will be available for one year on our website, Investor.ProAssurance.com. We also will make the replay and other information about ProAssurance available on a free subscription basis through Investor.ProAssurance.com or through Apple’s iTunes. Investors may follow @PRA_Investors on Twitter to be notified of the latest financial news about ProAssurance.

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About ProAssurance
ProAssurance Corporation is an industry-leading specialty insurer with extensive expertise in healthcare professional liability, products liability for medical technology and life sciences, legal professional liability, and workers’ compensation insurance. The company is recognized as one of the top performing insurance companies in America by virtue of our inclusion in the Ward’s 50 for the past ten years. ProAssurance Group is rated “A+” (Superior) by A.M. Best; ProAssurance and its operating subsidiaries are rated “A” (Strong) by Fitch Ratings. For the latest on ProAssurance and its industry-leading suite of products and services, cutting edge risk management and practice enhancement programs, follow @ProAssurance on Twitter or LinkedIn. ProAssurance’s YouTube channel regularly presents thought provoking, insightful videos that communicate effective practice management, patient safety and risk management strategies.
Segment Results

Specialty P&C Insurance Segment ($ in thousands)
	Three Months Ended March 31
	2017	2016	% Change
Gross premiums written	$136,858	$138,246	(1.0%)
Net premiums written	$117,297	$119,662	(2.0%)
Net premiums earned	$113,058	$110,755	2.1%
Total revenues	$114,256	$112,031	2.0%

Net losses and loss adjustment expenses	$74,994	$71,174	5.4%
Underwriting, policy acquisition and operating expenses	$25,977	$25,054	3.7%
Total expenses	$100,943	$96,228	4.9%
Segment operating results	$13,313	$15,803	(15.8%)

Specialty P&C Insurance Segment Key Ratios
	Three Months Ended March 31
	2017	2016
Current accident year loss ratio	88.7%	88.8%
Effect of prior accident years’ reserve development	(22.4%)	(24.5%)
Net loss ratio	66.3%	64.3%
Underwriting expense ratio	23.0%	22.6%
Combined ratio	89.3%	86.9%
Gross premiums written in our Specialty P&C segment decreased $1.4 million compared to the first quarter of 2016. While our standard-term, 12-month physician policies were $1.2 million higher than the year-ago quarter, the normal cyclical reduction in premium from 24-month physician policies was $2.8 million, and was the primary driver in the premium decline, although healthcare facilities declined 4% to $12.2 million, primarily due to the timing of policy processing in the first quarter of 2016. The total of other lines written in this segment were essentially level with the prior year.
Ceded premiums were approximately $1.0 million higher than last year’s first quarter. This is primarily due to adjustments to the premiums we expect to owe our reinsurers which were revised upward in 2017’s first quarter, contrasting with downward revisions in the first quarter of 2016.
New business totaled $10.2 million in the quarter, including $6.4 million of new physician business.
Premium retention in physician professional liability, the largest line in this segment, was 90% in the quarter, a 2% improvement over 2016’s first quarter, and renewal pricing on physician business was 1% higher than last year’s first quarter.

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The current accident year net loss ratio, which is essentially unchanged from the prior year, primarily reflected changes in expected loss costs related to mass tort litigation, partially offset by changes in the mix of business. While we increased our reserves related to mass tort litigation in both the 2017 and 2016 three-month periods, the increase was substantially less in the 2017 three-month period.
Net favorable loss development in the first quarter of 2017 was $25.3 million, compared to $27.2 million in the year-ago quarter. This is principally due to a lower overall base of loss reserves within the healthcare professional liability line resulting from improved loss trends for the past decade and the resulting decline in premiums to reflect that change. Importantly, overall loss trends in these lines remain consistent with recent levels and better than our original expectations for claim severity.

Workers' Compensation Segment ($ in thousands)
	Three Months Ended March 31
	2017	2016	% Change
Gross premiums written	$84,230	$78,047	7.9%
Net premiums written	$75,570	$69,551	8.7%
Net premiums earned	$55,283	$54,383	1.7%
Total revenues	$55,428	$54,854	1.0%

Net losses and loss adjustment expenses	$34,650	$35,027	(1.1%)
Underwriting, policy acquisition and operating expenses	$16,691	$17,829	(6.4%)
Segregated portfolio cell dividend expense (income)*	$1,174	$713	64.7%
Total expenses	$52,515	$53,569	(2.0%)
Segment operating results	$2,913	$1,285	126.7%
*Represents the underwriting profit (loss) attributable to the alternative market business ceded to the SPCs at Eastern Re, net of our participation.

Workers’ Compensation Segment Key Ratios
	Three Months Ended March 31
	2017	2016
Current accident year loss ratio	67.0%	66.4%
Effect of prior accident years’ reserve development	(4.3%)	(2.0%)
Net loss ratio	62.7%	64.4%
Underwriting expense ratio	30.2%	32.8%
Combined ratio	92.9%	97.2%
The quarter-over-quarter increase in the Workers’ Compensation operating results were primarily driven by an increase in net premiums earned, a decrease in net losses and loss adjustment expenses and lower underwriting, policy acquisition and operating expenses.
Gross premiums written increased 7.9% compared to the first quarter of 2016, driven by an 18.3% increase in our alternative markets business. We retained all ten of the alternative market programs that were available for renewal in the first quarter.
Premium retention was 89%, a one point improvement compared to the first quarter of 2016. Renewal pricing declined 3% quarter-over-quarter, driven by continued competitive pressure across all operating territories.
New business in the first quarter totaled $14.0 million, compared to $9.4 million from the first quarter of 2016. Audit premiums were $1.2 million in the first quarter of 2017, a $286,000 decrease over the same quarter in 2016.

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The decrease in the first quarter 2017 current accident year loss ratio reflected a decrease in winter weather claims activity in 2017 compared to 2016 and overall favorable trends in claim closing results.
We recognized $2.4 million of net favorable reserve development in the quarter, which included approximately $400,000 related to the amortization of purchase accounting fair value adjustments.
The decrease in the 2017 expense ratio reflected a 1.1 point reduction in intangible asset amortization, a decrease of 1.2 points related to the effect of a pension plan termination charge that was fully settled in 2016, and prudent expense management strategies.

Lloyd’s Syndicate Segment ($ in thousands)
	Three Months Ended March 31
	2017	2016	% Change
Gross premiums written	$12,713	$6,896	84.4%
Net premiums written	$11,360	$6,615	71.7%
Net premiums earned	$14,562	$12,441	17.0%
Net investment income	$372	$315	18.1%
Other gains (losses)	$418	$247	69.2%
Total revenues	$15,352	$13,003	18.1%

Net losses and loss adjustment expenses	$9,507	$6,189	53.6%
Underwriting, policy acquisition and operating expenses	$6,211	$5,167	20.2%
Total expenses	$15,718	$11,356	38.4%
Total income tax expense (benefit)	$(7)	$84	(108.3%)
Segment operating results	$(359)	$1,563	(123.0%)

Lloyd’s Syndicate Segment Key Ratios
	Three Months Ended March 31
	2017	2016
Current accident year loss ratio	72.9%	53.1%
Effect of prior accident years’ reserve development	(7.6%)	(3.4%)
Net loss ratio	65.3%	49.7%
Underwriting expense ratio	42.7%	41.5%
Results of our Lloyd’s Syndicate segment, which represents our 58% participation in the results of Lloyd’s Syndicate 1729, are reported on a one-quarter lag, except that investment results associated with investment assets solely allocated to Syndicate operations and certain U.S. paid administrative expenses are reported currently for each period.
Gross premiums written were $5.8 million higher compared to the prior-year quarter reflecting both the ability to add new business and growth of existing accounts. While the Lloyd’s market remains competitive, we believe that the Syndicate’s underwriting and pricing discipline is adding business that will meet our return expectations.
The current accident year loss ratio increased by 19.8 points compared to the first quarter of 2016. This is primarily the result of timing differences reflecting net premiums earned in the quarter, compared to the first quarter of 2016. To a lesser extent, the loss ratio is affected by a shift in the mix of business and the use of loss assumptions reflecting Lloyd's historical data for similar risks, although the Syndicate is increasingly relying on its own loss experience to modify the Lloyd’s data. The net loss ratio increased 15.6 points compared to the first quarter of 2016 for the same reasons, although the net loss ratio was slightly reduced by the recognition of $1.1 million in net favorable prior year development.
For the foreseeable future, we expect current trends to continue as the Syndicate writes new business and the existing book matures. This will likely result in continued quarter-to-quarter fluctuations in the Syndicate’s loss ratios.

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Underwriting expenses increased by $1.0 million as compared to the first quarter of 2016, due to the expected expansion of the Syndicate’s operations. As operations mature, the total amount of underwriting salaries is increasing as the Syndicate writes more business, which, in turn, increases underwriting compensation.
The increase in the 2017 expense ratio is primarily due to the timing of expenses relative to an increase in earned premiums. We continue to anticipate a reduction to the expense ratio commensurate with an expected increase in net premiums earned.
Syndicate 1729 has a maximum underwriting capacity of approximately $125.6 million for 2017, and our allocated capacity is 58%, or approximately $72.3 million (both based on exchange rates at March 31, 2017), which we support with a capital commitment of $97.7 million.

Corporate Segment ($ in thousands)
	Three Months Ended March 31
	2017	2016	% Change
Net investment income	$22,814	$25,125	(9.2%)
Equity in earnings (loss) of unconsolidated subsidiaries	$1,808	$(3,634)	149.8%
Net realized investment gains (losses)	$13,253	$(8,347)	258.8%
Total revenues	$38,048	$13,602	179.7%
Operating expenses	$8,315	$7,507	10.8%
Segregated portfolio cell dividend expense (income)*	$1,229	$463	165.4%
Interest expense	$4,133	$3,686	12.1%
Income tax expense (benefit)	$(1,217)	$1,280	(195.1%)
Segment operating results	$25,588	$666	3,742.0%
*Represents the investment results attributable to the SPCs at Eastern Re, net of our participation.
Segment operating results were higher than in the first quarter of 2016, due to a $21.6 million increase in net realized investment gains, an increase of $5.4 million in earnings from unconsolidated subsidiaries and the previously-mentioned decrease in taxes.
Net investment income was lower, quarter-over-quarter, as a result of lower earnings from our fixed income portfolio, which has declined in recent years, primarily due to capital management activity since 2007. Returns from our fixed-income investments have also been affected by the prolonged low-interest rate environment.
Caution Regarding Forward-Looking Statements
Statements in this news release that are not historical fact or that convey our view of future business, events or trends are specifically identified as forward-looking statements. Forward-looking statements are based upon our estimates and anticipation of future events and highlight significant risks, assumptions and uncertainties that could cause actual results to vary materially from our expected results. We expressly claim the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, for any forward-looking statements in this news release. Forward-looking statements represent our outlook only as of the date of this news release. Except as required by law or regulation, we do not undertake and specifically decline any obligation to publicly release the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.
Forward-looking statements are generally identified by words such as, but not limited to, “anticipate,” “believe,” “estimate,” “expect,” “hope,” “hopeful,” “intend,” “likely,” “may,” “optimistic,” “possible,” “potential,” “preliminary,” “project,” “should,” “will,” and other analogous expressions. When we address topics such as liquidity and capital requirements, the value of our investments, return on equity, financial ratios, net income, premiums, losses and loss reserves, premium rates and retention of current business, competition and market conditions, the expansion of product lines, the development or acquisition of business in new geographical areas, the availability of acceptable reinsurance,

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actions by regulators and rating agencies, court actions, legislative actions, payment or performance of obligations under indebtedness, payment of dividends, and other similar matters, we are making forward-looking statements.
These forward-looking statements are subject to significant risks, assumptions, and uncertainties, including, among other things, the following factors that could affect the actual outcome of future events:

•	changes in general economic conditions, including the impact of inflation or deflation and unemployment;
•	our ability to maintain our dividend payments;
•	regulatory, legislative and judicial actions or decisions that could affect our business plans or operations;
•	the enactment or repeal of tort reforms;
•
formation or dissolution of state-sponsored insurance entities providing coverages now offered by ProAssurance which could remove or add sizable numbers of insureds from or to the private insurance market;

•	changes in the interest and tax rate environment;
•	changes in U.S. laws or government regulations regarding financial markets or market activity that may affect the U.S. economy and our business;
•	changes in the ability of the U.S. government to meet its obligations that may affect the U.S. economy and our business;
•	performance of financial markets affecting the fair value of our investments or making it difficult to determine the value of our investments;
•
changes in requirements or accounting policies and practices that may be adopted by our regulatory agencies, the Financial Accounting Standards Board, the Securities and Exchange Commission, the Public Company Accounting Oversight Board, or the New York Stock Exchange and that may affect our business;

•	changes in laws or government regulations affecting the financial services industry, the property and casualty insurance industry or particular insurance lines underwritten by our subsidiaries;
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the effect on our insureds, particularly the insurance needs of our insureds, and our loss costs, of changes in the healthcare delivery system and/or changes in the U.S. political climate that may affect healthcare policy or our business;

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consolidation of our insureds into or under larger entities which may be insured by competitors, or may not have a risk profile that meets our underwriting criteria or which may not use external providers for insuring or otherwise managing substantial portions of their liability risk;

•	uncertainties inherent in the estimate of our loss and loss adjustment expense reserve and reinsurance recoverable;
•	changes in the availability, cost, quality or collectability of insurance/reinsurance;
•	the results of litigation, including pre- or post-trial motions, trials and/or appeals we undertake;
•	effects on our claims costs from mass tort litigation that are different from that anticipated by us;
•	allegations of bad faith which may arise from our handling of any particular claim, including failure to settle;
•	loss or consolidation of independent agents, agencies, brokers or brokerage firms;
•	changes in our organization, compensation and benefit plans;
•	changes in the business or competitive environment may limit the effectiveness of our business strategy and impact our revenues;
•	our ability to retain and recruit senior management;
•
the availability, integrity and security of our technology infrastructure or that of our third-party providers of technology infrastructure, including any susceptibility to cyber-attacks which might result in a loss of information or operating capability;

•	the impact of a catastrophic event, as it relates to both our operations and our insured risks;

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•	the impact of acts of terrorism and acts of war;
•	the effects of terrorism-related insurance legislation and laws;
•	guaranty funds and other state assessments;
•	our ability to achieve continued growth through expansion into new markets or through acquisitions or business combinations;
•	changes to the ratings assigned by rating agencies to our insurance subsidiaries, individually or as a group;
•	provisions in our charter documents, Delaware law and state insurance laws may impede attempts to replace or remove management or may impede a takeover;
•	state insurance restrictions may prohibit assets held by our insurance subsidiaries, including cash and investment securities, from being used for general corporate purposes;
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taxing authorities can take exception to our tax positions and cause us to incur significant amounts of legal and accounting costs and, if our defense is not successful, additional tax costs, including interest and penalties; and

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expected benefits from completed and proposed acquisitions may not be achieved or may be delayed longer than expected due to business disruption; loss of customers, employees or key agents; increased operating costs or inability to achieve cost savings; and assumption of greater than expected liabilities, among other reasons.

Additional risks, assumptions and uncertainties that could arise from our membership in the Lloyd's of London market and our participation in Syndicate 1729 include, but are not limited to, the following:

•	members of Lloyd's are subject to levies by the Council of Lloyd's based on a percentage of the member's underwriting capacity, currently a maximum of 3%, but can be increased by Lloyd's;
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Syndicate operating results can be affected by decisions made by the Council of Lloyd's which the management of Syndicate 1729 has little ability to control, such as a decision to not approve the business plan of Syndicate 1729, or a decision to increase the capital required to continue operations, and by our obligation to pay levies to Lloyd's;

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Lloyd's insurance and reinsurance relationships and distribution channels could be disrupted or Lloyd's trading licenses could be revoked making it more difficult for Syndicate 1729 to distribute and market its products;

•	rating agencies could downgrade their ratings of Lloyd's as a whole; and
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Syndicate 1729 operations are dependent on a small, specialized management team and the loss of their services could adversely affect the Syndicate’s business. The inability to identify, hire and retain other highly qualified personnel in the future, could adversely affect the quality and profitability of Syndicate 1729’s business.

Our results may differ materially from those we expect and discuss in any forward-looking statements. The principal risk factors that may cause these differences are described in “Item 1A, Risk Factors” in our Form 10-K and other documents we file with the Securities and Exchange Commission, such as our current reports on Form 8-K, and our regular reports on Form 10-Q. We caution readers not to place undue reliance on any such forward-looking statements, which are based upon conditions existing only as of the date made, and advise readers that these factors could affect our financial performance and could cause actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements. Except as required by law or regulations, we do not undertake and specifically decline any obligation to publicly release the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.
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